EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
American Pacific Corporation
American Pacific Corporation 401(k) Plan
We consent to the incorporation by reference on Form S-8 File No. 333-108790 of American Pacific Corporation of our report dated March 26, 2008, appearing in this Annual Report on Form 11-K of the American Pacific Corporation 401(k) Plan for the year ended September 30, 2007.
/s/ McGladrey & Pullen, LLP
Las Vegas, Nevada
March 26, 2008